EXHIBIT 99.1

SeaSpine Announces First Quarter 2016 Financial Results

CARLSBAD, CA (May 12, 2016) - SeaSpine Holdings Corporation (NASDAQ: SPNE), a global medical technology company focused on surgical solutions for the treatment of spinal disorders, announced today financial results for the first quarter ended March 31, 2016 and reaffirmed guidance for 2016.

Recent Highlights

•	Revenue totaled $31.4 million in the first quarter 2016, a 2.8% decline compared to the first quarter of 2015;

•	U.S. revenue decreased 2.8% to $28.5 million

◦	U.S. orthobiologics product revenue of $14.9 million, a 4.6% increase over the prior year

◦	U.S. spinal hardware product revenue of $13.6 million, a 9.7% decrease compared to the prior year

•	Continued to re-engage existing and new surgeons and distributors through medical education programs and collaborative thought leader discussions

•	Broadened awareness and market penetration for recently launched products, including Cabo™ Anterior Cervical Plate system and Cambria™ NanoMetalene® Cervical Interbody Device

“During the first quarter, we continued to make progress towards repositioning SeaSpine for scalable, long-term growth,” said Keith Valentine, President and Chief Executive Officer. “We are focused on driving product innovation, expanding our presence in new territories with top tier distributors, and accelerating growth from improved supply of our orthobiologics products.”

“I am encouraged by the momentum we are building with both surgeons and our distributor partners. We remain on track to achieve the growth milestones that we outlined in our three-year post-spinoff plan. Our first quarter results are consistent with our goal to reverse the historical, multi-year revenue decline in our first 12 months as a free-standing enterprise and we reiterate our full-year 2016 guidance of single-digit growth over 2015,” Valentine concluded.

First Quarter 2016 Financial Results
Revenue for the first quarter of 2016 totaled $31.4 million, a decrease of $0.9 million, or 2.8%, compared to the $32.3 million reported for the same period of the prior year. Revenue from orthobiologics products totaled $16.7 million, a 3.9% increase over the first quarter of 2015. Revenue from spinal hardware totaled $14.7 million, reflecting a decline of 9.5% compared to the first quarter of 2015. The decline in hardware sales is largely attributed to continued mid-single digit pricing pressure in the U.S. and lower case volume on legacy products, somewhat offset by higher revenue from the new and recently launched products that are expected to contribute to future revenue growth in spinal hardware products.

Gross margin for the first quarter of 2016 was 54.5%, a 6.5 percentage point decrease compared to the same period in 2015. Reflected in the current quarter gross margin is a $1.7 million charge to reserve against excess raw material used in the manufacture of certain demineralized bone matrix (DBM) products and approximately $0.3 million of amortization of the remaining spinoff-related valuation step-up on Mozaik product inventory. These two charges combined to reduce gross margin by 6.4 percentage points.

SeaSpine expects gross margin to improve in the second half of the year as it begins to sell the lower cost Mozaik products that it began to manufacture in its Irvine facility in December 2015 and begins to realize the benefits from increased manufacturing volumes and greater efficiency achieved in the first quarter of 2016.

Operating expenses for the first quarter of 2016 totaled $29.4 million, a $1.4 million increase compared to the same period of the prior year driven largely by increased investment in product development.

Research and development expenses increased $1.2 million in the first quarter of 2016 to $2.8 million, or 8.8% of revenue. This increase was primarily driven by higher compensation costs due to increased headcount and higher external costs related to accelerating product development programs. Total expense was in line with the higher R&D expenses as a percentage of revenue that the Company anticipated.

Selling, general and administrative expenses increased $0.3 million to $25.4 million for the first quarter of 2016 and included $1.6 million of stock-based compensation expense.

Other income and expense, net, increased $1.0 million to $0.3 million of income in the first quarter 2016, primarily due to the positive impact of foreign exchange rates on the Company’s outstanding foreign currency denominated intercompany receivables and payables. In May 2016, the Company settled the vast majority of these intercompany balances and therefore does not expect this level of volatility to foreign currency exchange rates in the near future.

The Company reported an insignificant income tax benefit in the first quarter of 2016 compared to income tax expense of $0.9 million for the same period of the prior year. With the resolution in the third quarter of 2015 of the tax inefficient legal entity structure that was inherited with the spinoff, the Company expects to report minimal cash income tax expense in 2016.

Net loss for the first quarter of 2016 was $12.0 million, compared to a net loss of $9.9 million for the first quarter of 2015.

Cash and cash equivalents at March 31, 2016 were with $28.6 million and the Company had $0.4 million of outstanding borrowings against its credit facility.

2016 Financial Outlook
SeaSpine continues to expect full-year 2016 revenue to be in a range of $136 million to $140 million, reflecting 2% to 5% growth over full-year 2015 revenue.

Webcast and Conference Call Information
The Company’s management team will host a conference call beginning today at 1:30pm PT/4:30pm ET to discuss the financial results and recent business developments. Individuals interested in listening to the conference call may do so by dialing (877) 418-4766 for domestic callers or (614) 385-1253 for international callers, using Conference ID: 94225801. To listen to the webcast, please visit the investor relations section of the SeaSpine website at www.seaspine.com.

A replay of the call will be available beginning May 12, 2016 at 4:30pm PT/7:30pm ET through midnight on May 13, 2016. To access the replay, dial (855) 859-2056 or (404) 537-3406 and reference Conference ID: 94225801. The webcast will also be available on the SeaSpine website for one month following the completion of the call.

About SeaSpine
SeaSpine is a global medical technology company focused on the design, development and commercialization of surgical solutions for the treatment of patients suffering from spinal disorders. SeaSpine has a comprehensive portfolio of orthobiologics and spinal hardware solutions to meet the varying combinations of products that neurosurgeons and orthopedic spine surgeons need to perform fusion procedures on the lumbar, thoracic and cervical spine. SeaSpine’s orthobiologics products consist of a broad range of advanced and traditional bone graft substitutes that are designed to improve bone fusion rates following a wide range of orthopedic surgeries, including spine, hip, and extremities procedures. SeaSpine’s spinal hardware portfolio consists of an extensive line of products to facilitate spinal fusion in minimally invasive surgery (MIS), complex spine, deformity and degenerative procedures. Expertise in both orthobiologic sciences and spinal fusion hardware product development helps SeaSpine to offer its surgeon customers a complete solution to meet their fusion requirements. SeaSpine currently markets its products in the United States and in over 30 countries worldwide.

Forward-Looking Statements
SeaSpine cautions you that statements included in this news release that are not a description of historical facts are forward-looking statements that are based on the Company's current expectations and assumptions. Such forward-looking statements include, but are not limited to, statements relating to: revenue for full-year 2016; the Company’s ability to achieve its three-year post-spinoff plan, reverse historical, multi-year revenue declines and achieve scalable, long-term growth; improvement in gross margin and income tax expense and reduced volatility from foreign currency exchange rates; and the Company’s target for R&D expense as a percentage of revenue. Among the factors that could cause or contribute to material differences between the Company's actual results and the expectations indicated by the forward-looking statements are risks and uncertainties that include, but are not limited to: surgeons’ willingness to continue to use our existing products and to adopt our newly launched products; third-party payors’ willingness to continue to provide, for our existing products, and to provide, for our newly launched products, appropriate coverage, coding and reimbursement and uncertainty resulting from healthcare reform, both in the U.S. and abroad, and increased pricing pressure from our competitors, hospitals and others; delays in new product launches, including as a result of difficulties in obtaining regulatory clearance of products in development or our inability to develop modifications to our existing products or new product lines; unexpected expense, including as a result of new product launches or our only recently beginning operations as an independent, publicly-traded company; the failure to fully realize, or the loss of, manufacturing efficiencies at our Irvine, California facility, including as a result of unexpected technical or other difficulties in scaling-up operations or otherwise; the uncertainty of outcomes in ongoing and future studies of our products and the risk that a product may not demonstrate adequate safety or efficacy, independently or relative to competitive products, to support expected levels of demand or reimbursement; the risk of supply shortages, including as a result of our dependence on a limited number of third-party suppliers for components and raw materials, or otherwise; our ability to obtain funding on a timely basis on acceptable terms, or at all, to execute our business strategy; general economic and business conditions in the markets in which we do business, both in the U.S. and abroad; and other risks and uncertainties more fully described in our news releases and periodic filings with the Securities and Exchange Commission. The Company's public filings with the Securities and Exchange Commission are available at www.sec.gov.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date when made. SeaSpine does not intend to revise or update any forward-looking statement set forth in this news release to reflect events or circumstances arising after the date hereof, except as may be required by law.

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Investor Relations Contact
Lynn Pieper
(415) 309-5999
ir@seaspine.com

SEASPINE HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,
	2016	2015
Total revenue, net	$31,399	$32,314
Cost of goods sold	14,283	12,601
Gross profit	17,116	19,713
Operating expenses:
Selling, general and administrative	25,374	25,051
Research and development	2,753	1,582
Intangible amortization	1,281	1,397
Total operating expenses	29,408	28,030
Operating loss	(12,292)	(8,317)
Other income (expense), net	258	(721)
Loss before income taxes	(12,034)	(9,038)
Provision (benefit) for income taxes	(27)	860
Net loss	$(12,007)	$(9,898)
Net loss per share, basic and diluted	$(1.08)	$(0.90)
Weighted average shares used to compute basic and diluted net loss per share	11,167	11,048

SEASPINE HOLDINGS CORPORATION
CONDENSED BALANCE SHEET DATA
(Unaudited)
(In thousands)

	March 31, 2016	December 31, 2015
Cash and cash equivalents	$28,602	$33,429
Trade accounts receivable, net	22,893	25,326
Inventories	50,309	51,271

Total current liabilities	23,068	26,035
Long-term borrowings under credit facility	361	328
Total stockholders' equity	137,367	147,339